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                                                                   Exhibit 23(i)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



FanZ Enterprises, Inc. and Subsidiaries




We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2001 relating to the consolidated financial statements of FanZ Enterprises, Inc. and Subsidiaries for the period from October 20, 2000 (Inception) to January 31, 2001, which is contained in that Prospectus. Our report contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.




                                                     /s/ BDO Seidman, LLP

Atlanta, Georgia
April 4, 2001